Exhibit 99.1

Altra Holdings Reports 14% Sales Growth in Second Quarter 2012

Gross Margin Climbs to 29.8%; Operating Income Margin of 11.3%

BRAINTREE, Mass., July 27, 2012 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of electromechanical power transmission and motion control products, today announced unaudited financial results for the second quarter ended June 30, 2012.

Financial Highlights

•	Second-quarter net sales increased 14% to $187.9 million compared with $165.4 million in the prior-year quarter. This represents 3% growth, excluding acquisitions.

•	Second-quarter income from operations increased 11.0% to $21.2 million from $19.1 million in the second quarter of 2011.

•

Second-quarter net income increased 19.1% to $10.6 million, or $0.40 per diluted share, from $8.9 million, or $0.34 per diluted share, in the second quarter of 2011. Second-quarter 2012 net income includes $0.2 million in acquisition-related costs and $0.6 million of expense related to the planned July redemption of debt, partially offset by the $0.3 million tax effect of those items. Second-quarter of 2011 net income included $0.9 million in acquisition-related costs and $0.6 million of expense related to inventory fair value adjustment from acquisitions, partially offset by the $0.5 million tax effect of those items. Excluding these items in both periods, non-GAAP net income increased 12.0% to $11.2 million, or $0.42 per diluted share.*

•

The company recorded a lower tax rate of 21.2% primarily due to the reversal of a reserve related to an income tax settlement with the state of New York for which the company was indemnified. This tax benefit was entirely offset by a related $0.9 million expense recorded in Other Non-Operating Expense.

•	Cash and cash equivalents were $95.2 million at June 30, 2012 compared with $92.5 million at December 31, 2011.

Management Comments

“During the quarter, we performed well operationally and achieved several milestone events,” said Carl Christenson, President and CEO. “We grew revenue by 14%, including 3% growth excluding acquisitions, while increasing operating income by 11%. We also initiated our first-ever quarterly dividend and earlier this week announced our second quarterly dividend. We also announced our intention to partially redeem Altra’s 8.125% Notes. We generated $24.3 million in operating cash flow for the first half of the year as a result of strong working capital performance. We are also very excited about our recently announced acquisition of Brazil-based Lamiflex as part of our plan to acquire assets in key strategic regions that offer significant long-term growth profiles. ”

Business Outlook

“We are experiencing continuing strength across many of our end markets in North America and Asia and continue to take share by developing new products that are in direct alignment with customers’ needs,” said Christenson. “At the same time, as a result of the continued weakness in Europe we have accelerated our cost reduction and profit improvement plan across our European operations. We continue to expect to report year-over-year sales and profitability growth for full year 2012, but given the current economic conditions and uncertainty in Europe, and the expected negative effect of foreign currency translation on our revenue, we are revising our guidance for the remainder of the year.”

The Company currently is forecasting sales in the range of $720 to $735 million and non-GAAP adjusted diluted EPS of $1.35 to $1.45 for 2012. Altra expects its tax rate for the full year to be approximately 32.0%, before discrete items, capital expenditures in the range of $30 to $35 million, and depreciation and amortization in the range of $25 to $28 million.

The Company will host an investor conference call to discuss its unaudited second-quarter financial results today, July 27, 2012, at 9:00 AM ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on July 27, through midnight on August 3, 2012. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (dial account #364 then replay ID # 397796). A webcast replay also will be available at www.altramotion.com.

	Altra Holdings, Inc.
Consolidated Statements of Income Data:	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amounts	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$187,943	$165,395	$380,328	$325,242
Cost of sales	131,941	116,985	267,653	228,997

Gross profit	$56,002	$48,410	$112,675	$96,245
Gross profit as a percent of net sales	29.8%	29.3%	29.6%	29.6%
Selling, general & administrative expenses	31,884	26,912	63,881	52,428
Research and development expenses	2,942	2,426	5,969	4,743

Income from operations	$21,176	$19,072	$42,825	$39,074
Income from operations as a percent of net sales	11.3%	11.5%	11.3%	12.0%
Interest expense, net	6,504	6,153	12,278	11,316
Other non-operating expense (income), net	1,207	(599)	1,432	(885)

Income before income taxes	$13,465	$13,518	$29,115	$28,643
Provision for income taxes	2,856	4,600	7,990	9,003

Income tax rate	21.2%	34.0%	27.4%	31.4%

Net income	$10,609	$8,918	$21,125	$19,640

Weighted Average common shares outstanding
Basic	26,606	26,491	26,541	26,491
Diluted	26,664	26,613	26,674	26,657

Net income per share
Basic	0.40	0.34	0.80	0.74
Diluted	$0.40	$0.34	$0.79	$0.74
Reconciliation of Non-GAAP Adjusted Income From Operations:

Income from operations	$21,176	$19,072	$42,825	$39,074

Amortization of inventory fair value adjustment	—	581	—	581
Acquisition related expenses	201	941	391	2,087

Non-GAAP adjusted income from operations	$21,377	$20,594	$43,216	$41,742

Reconciliation of Non-GAAP Adjusted Net Income:

Net income	$10,609	$8,918	$21,125	$19,640

Amortization of inventory fair value adjustment	—	581	—	581
Acquisition related expenses	201	941	391	2,087
Premium accrued on the debt to be redeemed	630	—	630	—
Tax impact of above adjustments	(266)	(457)	(326)	(827)
Tax benefit from discrete items	—	—	—	(590)

Non-GAAP adjusted net income	$11,174	$9,983	$21,820	$20,891

Non-GAAP adjusted diluted earnings per share	$0.42 (1)	$0.38 (2)	$0.82 (3)	$0.79 (4)

(1)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 32.0% by the above items
(2)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 30.0% by the above items
(3)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 31.9% by the above items
(4)	- tax impact is calculated by multiplying the estimated effective tax rate for the period of 31.0% by the above items

Consolidated Balance Sheets In Thousands of Dollars	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	95,235	92,515
Trade Receivables, net	101,823	91,859
Inventories	120,973	125,970
Deferred income taxes	5,849	5,856
Income tax receivable	4,222	7,299
Prepaid expenses and other current assets	7,376	7,141

Total current assets	335,478	330,640
Property, plant and equipment, net	129,835	123,464
Intangible assets, net	73,328	77,108
Goodwill	83,257	83,799
Deferred income taxes	1,557	1,614
Other non-current assets, net	9,347	13,360

Total assets	$632,802	$629,985

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	43,184	52,768
Accrued payroll	18,593	19,734
Accruals and other current liabilities	32,743	28,798
Deferred income taxes	116	118
Current portion of long-term debt	21,475	688

Total current liabilities	116,111	102,106
Long-term debt, less current portion and net of unaccreted discount	240,194	263,361
Deferred income taxes	36,157	35,798
Pension liabilities	11,923	12,896
Other post retirement benefits	260	296
Long-term taxes payable	1,288	6,227
Other long-term liabilities	674	905

Total stockholders’ equity	226,195	208,396

Total liabilities and stockholders’ equity	$632,802	$629,985

	Year to Date Ended
	June 30, 2012	July 2, 2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$21,125	$19,640
Adjustments to reconcile net income to net cash flows:
Depreciation	9,962	8,420
Amortization of intangible assets	3,321	2,863
Amortization of deferred financing costs	666	784
Loss (gain) on foreign currency, net	340	(158)
Accretion of debt discount, net	1,588	1,045
Stock based compensation	1,543	1,374
Changes in assets and liabilities:
Trade receivables	(13,198)	(22,275)
Inventories	4,179	(8,318)
Accounts payable and accrued liabilities	(2,751)	6,301
Other current assets and liabilities	170	(625)
Other operating assets and liabilities	(2,646)	(1,896)

Net cash used in operating activities	24,299	7,155

Cash flows from investing activities
Purchase of property, plant and equipment	(16,906)	(8,898)
Proceeds from sale of Chattanooga Facility	—	1,484
Acquisition of Bauer, net of $41 cash received	—	(62,291)

Net cash used in investing activities	(16,906)	(69,705)

Cash flows from financing activities
Payment of debt issuance costs	—	(3,414)
Proceeds from issuance of Convertible Notes	—	85,000
Redemption of Variable Rate Demand Revenue Bonds related to the
San Marcos facility	(3,000)	—
Redemption of Variable Rate Demand Revenue Bonds related to the
Chattanooga facility	—	(2,290)
Shares surrendered for tax withholdings	(57)	(65)
Payment on mortgages	(678)	(197)
Payments on capital leases	(228)	(400)

Net cash (used in) provided by financing activities	(3,963)	78,634

Effect of exchange rate changes on cash and cash equivalents	(710)	1,680

Net change in cash and cash equivalents	2,720	17,764
Cash and cash equivalents at beginning of year	92,515	72,723

Cash and cash equivalents at end of period	$95,235	$90,487

Reconciliation to free cash flow:
Net cash used in operating activities	24,299	7,155
Purchase of property, plant and equipment	(16,906)	(8,898)

Free cash flow	$7,393	$(1,743)

About Altra Holdings

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission and motion control products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork, Warner Linear, Bauer Gear Motor and Lamiflex.

* Discussion of Non-GAAP Financial Measures

As used in this release and the accompanying slides posted on the Company’s website, non-GAAP adjusted diluted earnings per share, non-GAAP adjusted income from operations and non-GAAP adjusted net income are each calculated using either net income or income from operations that excludes acquisition related costs, discrete tax items, amortization of inventory fair value adjustment, premium paid on the redemption of debt and other income or charges that management does not consider to be directly related to the Company’s core operating performance. Non-GAAP adjusted diluted earnings per share is calculated by dividing non-GAAP adjusted net income by GAAP weighted average shares outstanding (diluted). Non-GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from new cash provided by operating activities.

Altra believes that the presentation of non-GAAP adjusted net income, non-GAAP adjusted income from operations, non-GAAP adjusted diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, the Company’s position regarding strength in its end markets and its taking of share from new products, the acceleration of cost reductions and profit improvement plans across its European operations, the Company’s expectations regarding year-over-year sales and profitability growth, the Company’s plan to acquire assets in key strategic regions that offer significant long-term growth profiles, the Company’s intention to partially redeem Altra’s 8.125% Notes, the negative effect of foreign currency translation on its revenue and the Company’s guidance for 2012 for sales, EPS, capital expenditures, depreciation and amortization, and tax rate.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets, (18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Senior Secured Notes and Convertible Notes, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer acquisition and integration, (25) risks associated with the Company’s planned investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E

Contact:

Altra Holdings, Inc.

Christian Storch, Chief Financial Officer

781-917-0541

Christian.storch@altramotion.com